EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 26, 2013

PAYCHEX, INC. REPORTS FOURTH QUARTER AND FISCAL 2013 RESULTS

June 26, 2013
HIGHLIGHTS

•	Total service revenue increased 6% for the fourth quarter; 5% for fiscal 2013.

•	Payroll service revenue increased 4% for the fourth quarter; 2% for fiscal 2013.

•	Human Resource Services revenue increased 13% for the fourth quarter; 10% for fiscal 2013.

•	Operating income increased 8% for the fourth quarter; 6% for fiscal 2013.

ROCHESTER, NY, June 26, 2013 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $575.3 million for the three months ended May 31, 2013 (the “fourth quarter”), an increase of 6% from $540.7 million for the same period last year. For the full year ended May 31, 2013 ("fiscal 2013" or the "fiscal year"), total service revenue was $2.3 billion, an increase of 5% from $2.2 billion for the same period last year. For the fourth quarter, net income was $123.5 million and diluted earnings per share was $0.34 per share, both flat compared to the same period last year. During the fourth quarter, we recorded an increase to our tax provision for the settlement of a state income tax matter. This reduced diluted earnings per share by approximately $0.04 per share for both the fourth quarter and fiscal 2013. For the fiscal year, net income increased 4% to $569.0 million and diluted earnings per share increased 3% to $1.56 per share.
Martin Mucci, President and Chief Executive Officer, commented, “Paychex closed the fiscal year with a strong fourth quarter. As anticipated, we saw improvement in payroll services revenue growth, which was 4% for the fourth quarter, up from 1% growth experienced for the first nine months of the fiscal year. Checks per payroll increased approximately 1% for the fourth quarter, as our rate of growth moderated from the higher levels experienced earlier in the year. Our Human Resource Services revenue continued to grow at a double-digit rate. Sales execution in the fourth quarter was strong, particularly in the small market and Human Resource Services. We finished the year with client retention at record levels."
Mr. Mucci added, "The Company continues to invest in technology, creating a robust service for our clients. We have enhanced our mobile technology, recently adding health and benefits information to our mobile applications. We are also continuing to enhance our Paychex Next Generation platform and its suite of innovative products, which creates a truly integrated workforce management solution for our mid-market clients. In our retirement services area, we have also experienced success in driving more sales through our approach to enhance our relationships directly with financial advisors."
Payroll service revenue increased 4% to $382.6 million for the fourth quarter and 2% to $1.5 billion for the fiscal year compared to the respective periods last year. These increases were driven by growth in checks per payroll and revenue per check. Checks per payroll increased 0.9% for the fourth quarter and 1.6% for the fiscal year, down moderately from growth of 1.9% and 2.0% for the respective prior year periods. Revenue per check improved as a result of price increases, partially offset by discounting. Payroll service revenue for the full fiscal year was modestly affected by events from earlier quarters, including the impact of Hurricane Sandy in the fall of 2012 and one less day of payroll processing due to the leap year in the prior fiscal year ended May 31, 2012. As of May 31, 2013, we served approximately 570,000 clients, an increase of approximately 1% from May 31, 2012.
Human Resource Services (“HRS”) revenue increased 13% to $192.7 million for the fourth quarter and 10% to $746.0 million for the fiscal year compared to the respective periods last year. The following factors contributed to this growth:

•
Retirement services revenue benefited from growth of 4% in clients (from May 31, 2012), price increases, and an increase of 23% (from May 31, 2012) in the average asset value of retirement services client employees’ funds, offset partially by the impact from a shift in the mix of assets within these funds to investments that earn lower fees from external fund managers.

•
Paychex HR Solutions revenue increased due to growth of 10% in clients and 9% in client employees (from May 31, 2012), and price increases. The growth rate for our Paychex HR Solutions revenue for the fiscal year was tempered by the lower average number of client employees in our professional employer organization ("PEO"). However, during fiscal 2013, the PEO business stabilized and its results strengthened as the year progressed. PEO revenue also benefited from positive rate impacts and fluctuations in workers' compensation costs.

•
Insurance services revenue continues to improve as a result of growth in health and benefits services applicants, though at moderating rates, and higher revenue from other insurance policies, such as dental, vision, disability, and life. Growth also resulted from increases in premiums for workers’ compensation insurance services.

•	Our eServices revenue growth reflects higher client base and price increases, particularly as we continue to add software-as-a-service solutions through product development and acquisitions.
Total expenses increased 5% to $373.5 million for the fourth quarter and 3% to $1.4 billion for the fiscal year compared to the respective periods last year. The fourth quarter expenses reflected higher sales-related costs associated with stronger new sales activity during the fourth quarter compared to the same period last year. In addition, for both the fourth quarter and full year, we continued to invest in product development and supporting technology, and such expenses grew at a faster rate than total expenses. For the full fiscal year, this was offset by increased productivity within operations, which has allowed us to maintain solid operating margins.
Operating income increased 8% to $211.8 million for the fourth quarter and 6% to $904.8 million for the fiscal year compared to the respective periods last year. Operating income, net of certain items, (see Note 1 on page 3 for further description of this Non-GAAP financial measure) increased 9% to $201.8 million for the fourth quarter and 7% to $863.8 million for the fiscal year compared to the respective periods last year.

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2013	2012	Change	2013	2012	Change
Operating income	$211.8	$195.9	8%	$904.8	$853.9	6%
Excluding interest on funds held for clients	(10.0)	(10.8)	(7)%	(41.0)	(43.6)	(6)%
Operating income, net of certain items	$201.8	$185.1	9%	$863.8	$810.3	7%
Operating income, net of certain items, as a percent of total service revenue	35.1%	34.2%		37.8%	37.1%
Interest on funds held for clients decreased 7% to $10.0 million for the fourth quarter compared to the same period last year due to lower net realized gains on the sales of available-for-sale securities and the impact of average interest rates earned, offset by a 3% increase in average investment balances. Average interest rates earned were basically flat with the prior year period. For the fiscal year, interest on funds held for clients decreased 6% to $41.0 million compared to the same period last year due to lower average interest rates earned offset by a 4% increase in average investment balances. The increases in average investment balances for the fourth quarter and fiscal year were mainly driven by the expiration of certain payroll tax cuts on December 31, 2012, which resulted in higher employee social security withholdings, increases in checks per payroll, and wage inflation. The lower average interest rates for the fiscal year were due to lower yields on high quality financial instruments, and a change in mix in the short-term portfolio with more invested in tax-exempt securities. Tax-exempt securities typically earn a lower pre-tax rate of return, but are expected to generate lower income tax expense on interest earned.
Investment income, net, decreased 20% to $1.4 million for the fourth quarter compared to the same period last year, primarily driven by lower average interest rates earned, partially offset by higher average investment balances. The lower average interest rates earned was due to a change in mix in the corporate portfolio with more invested in short-term securities compared to the same period last year. Investment income, net, increased 4% to $6.6 million for the fiscal year compared to the same period last year due to higher average investment balances, partially offset by lower average interest rates earned. The higher average investment balances are the result of investment of cash generated from operations.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2013	2012	Change	2013	2012	Change
Average investment balances:
Funds held for clients	$4,177.6	$4,055.7	3%	$3,715.6	$3,584.3	4%
Corporate investments	$810.6	$757.4	7%	$756.9	$685.9	10%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.0%	1.0%		1.1%	1.2%
Corporate investments	0.6%	0.9%		0.8%	0.9%

Total net realized gains	$—	$0.4		$0.9	$1.0
The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $34.7 million as of May 31, 2013, compared with a net unrealized gain of $59.5 million as of May 31, 2012. The decline in the net unrealized gain position was driven by an increase in market yields near the end of the fiscal year. During fiscal 2013, the net unrealized gain on our investment portfolio ranged from $34.7 million to $64.1 million. The net unrealized gain on our investment portfolios was approximately $2.5 million as of June 21, 2013.

OUTLOOK
Our outlook for the fiscal year ending May 31, 2014 (“fiscal 2014”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our expected full year fiscal 2014 payroll revenue growth rate is based upon anticipated client base growth and increases in revenue per check. HRS revenue growth is expected to remain in line with our recent organic experience.
Our guidance is as follows:

	Low		High
Payroll service revenue	3%	—	4%
HRS revenue	9%	—	10%
Total service revenue	5%	—	6%
Interest on funds held for clients	(9)%	—	(7)%
Investment income, net	—%	—	5%
Net income	8%	—	9%
Net income growth for fiscal 2014 is expected to benefit from a strong comparison in the fourth quarter as a result of the impact of the settlement of a state income tax matter in fiscal 2013, which reduced diluted earnings per share by approximately $0.04 per share. Operating income, net of certain items, as a percent of total service revenue is expected to be approximately 38% for fiscal 2014. The effective income tax rate for fiscal 2014 is expected to be in the range of 36% to 37%. The settlement of a state income tax matter in the fourth quarter of fiscal 2013 is not expected to have an impact on the effective income tax rate for fiscal 2014. Interest on funds held for clients and investment income for fiscal 2014 are expected to continue to be impacted by the low interest rate environment, as funds are reinvested at lower yields.
Note 1: In addition to reporting operating income, a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
CURRENT REPORT ON FORM 8-K
We will file a Current Report on Form 8-K ("Form 8-K") by the close of business on the same day as this press release is issued, and both will be available at www.paychex.com. The Form 8-K will furnish as exhibits this press release and a preliminary discussion and analysis of financial condition and results of operations. This press release should be read in conjunction with the preliminary discussion and analysis. The discussion and analysis furnished with the Form 8-K is preliminary and is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the SEC. We expect to file our fiscal 2013 Annual Report on Form 10-K ("Form 10-K") with the SEC within 60 days following our May 31, 2013 fiscal year end. The fiscal 2013 Form 10-K will contain a complete set of audited consolidated financial statements, notes to consolidated financial statements, and a complete Management's Discussion and Analysis of Financial Condition and Results of Operations that will satisfy the requirements of Item 303 of Regulation S-K.
CONFERENCE CALL
Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 27, 2013 at 10:30 a.m. Eastern Time, at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.
For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 570,000 payroll clients as of May 31, 2013. For more information about Paychex, Inc. and our products, visit www.paychex.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. We undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2013	2012	Change	2013	2012	Change
Revenue:
Payroll service revenue	$382.6	$369.5	4%	$1,539.2	$1,510.0	2%
Human Resource Services revenue	192.7	171.2	13%	746.0	676.2	10%
Total service revenue	575.3	540.7	6%	2,285.2	2,186.2	5%
Interest on funds held for clients (1)	10.0	10.8	(7)%	41.0	43.6	(6)%
Total revenue	585.3	551.5	6%	2,326.2	2,229.8	4%
Expenses:
Operating expenses	170.7	169.1	1%	671.3	670.1	—%
Selling, general and administrative expenses	202.8	186.5	9%	750.1	705.8	6%
Total expenses	373.5	355.6	5%	1,421.4	1,375.9	3%
Operating income	211.8	195.9	8%	904.8	853.9	6%
Investment income, net (1)	1.4	1.8	(20)%	6.6	6.4	4%
Income before income taxes	213.2	197.7	8%	911.4	860.3	6%
Income taxes	89.7	74.4	21%	342.4	312.3	10%
Net income	$123.5	$123.3	—%	$569.0	$548.0	4%

Basic earnings per share	$0.34	$0.34	—%	$1.56	$1.51	3%
Diluted earnings per share	$0.34	$0.34	—%	$1.56	$1.51	3%
Weighted-average common shares outstanding	364.6	362.6		363.8	362.4
Weighted-average common shares outstanding, assuming dilution	365.9	363.4		364.7	363.0
Cash dividends per common share	$—	$0.32	(100)%	$1.31	$1.27	3%

(1)
Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Report on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	May 31,
	2013	2012
ASSETS
Cash and cash equivalents	$107.3	$108.8
Corporate investments	398.2	207.5
Interest receivable	32.4	30.6
Accounts receivable, net of allowance for doubtful accounts	133.4	142.4
Deferred income taxes	2.3	1.6
Prepaid income taxes	49.9	5.6
Prepaid expenses and other current assets	36.6	35.2
Current assets before funds held for clients	760.1	531.7
Funds held for clients	4,072.5	4,544.2
Total current assets	4,832.6	5,075.9
Long-term corporate investments	369.1	473.7
Property and equipment, net of accumulated depreciation	346.0	324.3
Intangible assets, net of accumulated amortization	45.2	55.8
Goodwill	533.9	517.4
Deferred income taxes	34.1	29.2
Other long-term assets	2.8	3.3
Total assets	$6,163.7	$6,479.6

LIABILITIES
Accounts payable	$42.7	$69.7
Accrued compensation and related items	138.2	130.9
Deferred revenue	5.2	3.0
Deferred income taxes	8.1	13.9
Other current liabilities	34.3	33.8
Current liabilities before client fund obligations	228.5	251.3
Client fund obligations	4,039.7	4,494.4
Total current liabilities	4,268.2	4,745.7
Accrued income taxes	19.7	35.9
Deferred income taxes	53.3	40.6
Other long-term liabilities	48.8	52.9
Total liabilities	4,390.0	4,875.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 365.4 shares as of May 31, 2013 and 362.6 shares as of May 31, 2012, respectively.	3.7	3.6
Additional paid-in capital	659.5	561.1
Retained earnings	1,088.5	1,002.1
Accumulated other comprehensive income	22.0	37.7
Total stockholders’ equity	$1,773.7	$1,604.5
Total liabilities and stockholders’ equity	$6,163.7	$6,479.6

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the twelve months ended
	May 31,
	2013	2012
OPERATING ACTIVITIES
Net income	569.0	548.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	98.2	97.8
Amortization of premiums and discounts on available-for-sale securities, net	56.2	42.5
Stock-based compensation costs	22.8	22.9
Provision for deferred income taxes	5.3	11.7
Provision for allowance for doubtful accounts	1.7	1.2
Net realized gains on sales of available-for-sale securities	(0.9)	(1.0)
Changes in operating assets and liabilities:
Interest receivable	(1.8)	(1.2)
Accounts receivable	8.3	17.6
Prepaid expenses and other current assets	(45.6)	(9.4)
Accounts payable and other current liabilities	(16.6)	(26.9)
Net change in other assets and liabilities	(21.3)	3.4
Net cash provided by operating activities	675.3	706.6
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(28,332.8)	(10,180.5)
Proceeds from sales and maturities of available-for-sale securities	27,620.2	9,817.4
Net change in funds held for clients’ money market securities and other cash equivalents	1,019.4	(784.3)
Purchases of property and equipment	(98.7)	(89.6)
Acquisition of businesses, net of cash acquired	(21.3)	(6.0)
Purchases of other assets	(5.1)	(1.3)
Net cash provided by/(used in) investing activities	181.7	(1,244.3)
FINANCING ACTIVITIES
Net change in client fund obligations	(454.6)	980.5
Dividends paid	(476.7)	(460.5)
Equity activity related to stock-based awards	72.8	7.5
Net cash (used in)/provided by financing activities	(858.5)	527.5
Decrease in cash and cash equivalents	(1.5)	(10.2)
Cash and cash equivalents, beginning of period	108.8	119.0
Cash and cash equivalents, end of period	$107.3	$108.8